Exhibit 99.4
February 6, 2010
VIA ELECTRONIC MAIL AND FEDERAL EXPRESS
Mill Road Capital, L.P.
382 Greenwich Avenue, Suite One
Greenwich, Connecticut 06830
Attention: Mr. Thomas E. Lynch
Mr. Justin Jacobs
Dear Messrs. Lynch and Jacobs:
We received your letter dated February 5, 2010, which was addressed to Anthony Winczewski, Chairman of the Company’s Nominating Committee (the “Committee”) and referred by him to the Company’s full Board of Directors (the “Board”).
This confirms, as expressed in our last correspondence to you, that the Board accepted the validity of your letter assuming your compliance with Rule 14a-9 under the Exchange Act with respect to the requirement to make complete and accurate disclosure of all information relating to Mill Road Capital, L.P. (“MRC L.P.”) and its businesses, subsidiaries, affiliates and associates (including, without limitation, all information relating to the individuals identified in your letter as intended, insurgent director-candidates, and their respective affiliates and associates) (i) that you know or should have reason to know would be material to the Company’s stockholders to enable them to make a fully informed investment or voting decision, to the extent that votes are solicited by you and your affiliates and associates and any other persons who would be deemed to be “participants” in any “solicitation” of the Company’s stockholders undertaken by you or any of the aforementioned persons (as such terms are used in Rule 14a-2 and Item 4 of Schedule 14A, respectively, under the Exchange Act) and (ii) that you know or should have reason to know the Company would deem material (and, therefore, should be made aware of) to enable it to fully and accurately communicate with the Company’s stockholders, as necessary.
This letter does not constitute a waiver, express or implied, of any claims the Company may have against MRC L.P. or any of its affiliates or associates (or against any of the persons identified in your letter as intended, insurgent director-candidates or any of their respective affiliates or associates) or that the Company may assert in respect of any activity undertaken by MRC L.P. or any of its affiliates or associates (or by any of the persons identified in your letter as intended, insurgent director-candidates or any of their respective affiliates or associates) arising out of or in connection with the matters set forth in your letter or any other matter.

If you have any further questions relating to the foregoing, please contact the undersigned at (612) 337-2499.

Very truly yours,
/s/ Anthony L. Winczewski
Anthony L. Winczewski
Nominating Committee Chairman (On behalf of the Nominating Committee)

cc:	Clifford E. Neimeth, Esq. (Greenberg Traurig, LLP) Scott K. Weiss, Esq. (Greenberg Traurig, LLP) Peter M. Rosenblum, Esq. (Foley Hoag, LLP) Paul Bork, Esq. (Foley Hoag, LLP)

2